EXHIBIT 10.38

UNANIMOUS SHAREHOLDERS’ AGREEMENT

THIS AGREEMENT made as of the 17th day of December, 2018.

AMONG:

PIVOT PHARMACEUTICALS INC., a corporation incorporated under the laws of the Province of British Columbia having a place of business at 300–1275 West 6th Avenue, Vancouver, British Columbia V6C 1V5, Canada, (hereinafter called “Pivot”)

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9387-5912 QUÉBEC INC. d.b.a. Cartagena Leaf, a corporation incorporated under the laws of Quebec having a place of business at 17 Surrey Gardens, Westmount, Quebec, H3Y 1N4, Canada, (hereinafter called “Cartagena”)

– and –

PIVOT-CARTAGENA JOINT VENTURE INC., a corporation incorporated under the laws of the Province of Quebec having a place of business at 295 Kesmark Street, Dollard-des-Ormeaux, Quebec, Canada H9B 3J1, Canada (hereinafter called the “JVC”)

WHEREAS Pivot is a biopharmaceutical company engaged in the development and commercialization of bio-cannabis pharmaceuticals and nutraceuticals using innovative drug formulation and delivery platform technologies.

WHEREAS Cartagena is a licensed producer of fine spirits located in the Province of Quebec, Canada and is a subsidiary of a Mexico based group, Licorera Del Sur, with access to three modern and state of the art distilleries and 13 bottling plants located across Mexico.

WHEREAS Pivot and Cartagena (each individually referred to as a “Participant” and collectively as the “Participants”) wish to enter into an association of mutual benefit and agree to form and jointly own a new joint venture corporation in Quebec, Canada, (the “JVC”) that will formulate, bottle and commercialize bio-cannabis based beverages (described in Schedule “A”) (the “IP Products”).

WHEREAS the newly created formed JVC will seek guidance from Health Canada and the appropriate provincial government or international regulators to obtain all required licenses and permits to be able to operate in the Province of Quebec and / or in countries, regions and jurisdictions where such products are allowed by law according to the new legislation regulating cannabis infused edibles and beverages.

AND WHEREAS it is the express intent of the Participants that this Agreement govern the management of the JVC, the property to be held by the JVC, the activities of the Participants when participating in the JVC, the services to be rendered to the JVC by the Participants, and the capital to be advanced to the JVC by the Participants, and the rights of the Participants once the JVC is complete.

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NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants set forth herein, the Participants agree as follows:

ARTICLE 1

INTERPRETATION

1.1 Definitions

(a)	“Affiliate” means an “affiliated body corporate” as defined in the Business Corporations Act (British Columbia);

(b)	“Agreement” means this Agreement, including the schedules to this Agreement, each as may be amended from time to time;

(c)	“Annual Budget” has the meaning given to it in Section 4.2;

(d)	“Assign” has the meaning given to it in Section 12.1, and “Assigned” has a corresponding meaning;

(e)	“Board” or “Board of Directors” means the board of directors of JVC appointed pursuant to Section 6.1 of this Agreement.

(f)	“Business Day” means any day which is not a Saturday, Sunday or a statutory holiday in the Province of Quebec;

(g)	“Cartagena IP” means the IP of Cartagena set forth in Schedule “B” and disclosed to the JVC, for use by the JVC for the Project and the development of the JVCIP and JVCIPD, and subject to the terms and conditions of this Agreement, anything else that Cartagena provides to the JVC for the Project that is marked, or is otherwise identified, by Cartagena as being Cartagena IP;

(h)	“Cartagena JVCIP Use” has the meaning given to it in Section 14.4(a)(i);

(i)	“Cartagena Pivot IP Use” has the meaning given to it in Section 14.4(a)(i);

(j)	“Confidential Information” means, in respect of any Person, all information disclosed by a Person (“Discloser”) to the another Person (“Recipient”) relating to the Discloser and its business, including, without limitation, photographs, drawings, plans, models, prototypes, computer programs, technical and business information, compositions, concepts, processes, techniques, developments, studies, reports, marketing plans, marketing studies, business opportunities, forecasts, economic valuation, business strategies and customer names. Confidential Information, with respect to Pivot, includes any and all Pivot IP. Confidential Information, with respect to Cartagena, includes any and all Cartagena IP Confidential Information excludes information that the Recipient can establish:

(i)	was known already to the Recipient at the date of disclosure, without an obligation of confidentiality;

(ii)	is or becomes publicly known through no fault of the Recipient;

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(iii)	is or becomes available on a non-confidential basis from an independent third party, who to the Recipient’s knowledge, was not under a duty of confidence to the Discloser or any third party;

(iv)	was developed by the Recipient independently of the disclosure to it by the Discloser and without reference or access to such Confidential Information of the Discloser;

(v)	is supplied to third parties by the Discloser without the imposition of obligations of confidentiality in respect thereof; or

(vi)	is approved in writing by the Discloser for release;

(k)	“Contribution” has the meaning given to it in Section 4.1;

(l)	“Control” in relation to a body corporate, means the power of a Person to ensure that the business and affairs of the body corporate are conducted in accordance with the wishes of that Person:

(i)	by means of the holding of shares, or the possession of voting power, in or in relation to that or any other body corporate; or

(ii)	by virtue of any powers conferred by the constitutional or corporate documents, or any other document, regulating that or any other body corporate, and

(iii)	a “Change of Control” occurs if a Person who Controls any body corporate ceases to do so or if another Person acquires Control of that body corporate.

(m)	“Discloser” has the meaning given to in in Section 1.1(i);

(n)	“Dispute” has the meaning given to it in Section 16.1;

(o)	“Encumbrances” includes mortgages, liens, charges, security interests and any other adverse or third party claims or interests whatsoever;

(p)	“Excess Funded Amount” has the meaning given to it in Section 4.4;

(q)	“Fiscal Year” has the meaning given to it in Section 6.12;

(r)	“FMV” in relation to any shares of the JVC, is determined in accordance with Section 11.1;

(s)	“Group” in relation to a body corporate (wherever incorporated), means that body corporate, any body corporate of which it is a Subsidiary (its holding body corporate) and any other Subsidiaries of any such holding body corporate; and each body corporate in a Group is a member of the Group. Unless the context otherwise requires, the application of the definition of Group to any body corporate at any time shall apply to the body corporate as it is at that time.

(t)	“Improvements” means all enhancements, changes, corrections, translations, developments, inventions, derivative works, innovations, derivations, adaptations, revisions, upgrades, or updates of technology that are intended or claimed to increase the utility or value of that technology, and all IP in, to, and associated with such improvements;

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(u)	“Intellectual Property” or “IP” means, individually and collectively, any and all:

(i)	inventions, discoveries and designs, and all modifications, enhancements and/or improvements thereto, whether patentable and whether reduced to practice and all patent and patent rights in connection therewith (including all provisional Canadian and foreign patents, patent applications, patent disclosures and all divisions, continuations, continuations‑in‑part, reissues, re‑examinations and extensions thereof and continued prosecution applications), industrial design registrations, unregistered designs, inventor certificates, and applications for any of the preceding;

(ii)	trademarks, service marks, trade names and assumed names, logos, brands, trade dress and Internet domain names, together with all translations, adaptations, derivations and combinations thereof, and all goodwill and similar value associated with any of the foregoing, and all applications, registrations, and renewals in connection therewith, anywhere in the world;

(iii)	copyrights (whether or not registered, and including all moral rights thereto and copyrightable expressions of Confidential Information) and integrated circuit topographies, and all registrations and applications for registration thereof, as well as such expressions or works that embody or incorporate a substantial part of or are material enhancements or improvements to the copyrights, and the right to renew copyright and integrated circuit topography registrations, anywhere in the world;

(iv)	trade secrets (as such are determined under applicable law), know-how, technical information and all other Confidential Information anywhere in the world; and

(v)	trade and all other proprietary rights in, relating to or arising from any of the foregoing;

(v)	“IPD” means any and all IP developed, made, discovered, invented, created, obtained, learned of, conceived of, reduced to practice, fixed in a tangible medium of expression or otherwise identified during the term of this Agreement;

(w)	“IP Products” has the meaning given to it in the preamble;

(x)	“JVC” means the joint venture corporation to be formed and jointly owned by the Participants, pursuant to and for the limited purposes set out in this Agreement;

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(y)	“JVC Intellectual Property” or “JVCIP” means all IP created by, owned by, licensed to or obtained on behalf of the JVC in relation to the Project, but excluding all Pivot IP and Cartagena IP;

(z)	“JVC Intellectual Property and Developments” has the meaning given to it in Section 14.4(a)(ii);

(aa)	“JVC IP Developments” or “JVCIPD” means any and all IPD (a) funded or developed by the JVC in relation to the Project and (b) that embodies or incorporates any substantial part of, or are Improvements to the JVCIP;

(bb)	“JVC Account” has the meaning given to it in Section 6.10;

(cc)	“JVC Confidential Information” means the JVC’s Confidential Information including, without limitation, the applicable JVCIP and the JVCIPD;

(dd)	“JVC Costs” means:

(i)	all expenses incurred by the JVC in the performance of Work and authorized by the Board of Directors; and

(ii)	the following items of expense:

A.	taxes, fees, penalties and similar costs lawfully levied against the JVC by any governmental authority having jurisdiction. This provision shall not preclude the JVC from protesting or litigating any levies or assessments;

B.	legal and audit fees authorized by the Board of Directors or as required by law;

C.	the uninsured portion of any third-party claim against the JVC for bodily injury, property damage or the like resulting from the performance of the Work;

D.	all premiums on policies of insurance purchased by the JVC;

E.	the fee payable pursuant to the Service Agreement in accordance with Section 5.1;

F.	all expenses incurred by either Participant on behalf of the JVC and authorized by the Board of Directors;

G.	any expenses related to the prosecution of any patent applications and other IP registrations; and

H.	any other expense as may be approved by the Board of Directors;

(ee)	“Major Decision” means a decision respecting a matter set out in Section 6.2;

(ff)	“Net Cash Flow” has the meaning set out in Section 4.8;

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(gg)	“Participants” means, collectively, Pivot and Cartagena as parties to under this Agreement and “Participant” means either of them;

(hh)	“Participant Personnel Work” means the duties and services which may be performed by employees of a Participants on behalf of the JVC;

(ii)	“Permitted Use” has the meaning given to it in Section 13.1;

(jj)	“Person” means an individual, a corporation, a partnership, a trustee or any unincorporated organization and words importing persons have similar meaning;

(kk)	“Pivot IP” means the IP of Pivot set forth in Schedule “C” and disclosed to the JVC, for use by the JVC for the Project and the development of the JVCIP and JVCIPD, and subject to the terms and conditions of this Agreement, anything else that Pivot provides to the JVC for the Project that is marked, or is otherwise identified, by Pivot as being Pivot IP;

(ll)	“Pivot Cartagena IP Use” has the meaning given to it in Section 14.4(a)(i);

(mm)	“Pivot JVCIP Use” has the meaning given to it in Section 14.4(a)(i);

(nn)	“Prime Rate” means the rate per annum announced, from time to time, by the Bank of Montreal as its prime rate and used by that bank as a reference rate for commercial loans in Canadian dollars in Canada;

(oo)	“Project” means the development of the IP Products;

(pp)	“Proportionate Interest” means, with respect to:

(i)	Pivot - an undivided fifty percent (50%) interest as tenants in common in the Project, the JVC, the JVCIP and the JVCIPD;

(ii)	Cartagena - an undivided fifty percent (50%) interest as tenants in common in the Project, the JVC, the JVCIP and the JVCIPD;

(qq)	“Recipient” has the meaning given to it in Section 1.1(i);

(rr)	“Revenues” means the gross revenues, if any, on a cash basis received by the JVC in relation to the Project or any Work;

(ss)	“Required Cartagena IP” has the meaning given to it in Section 14.4(a)(ii);

(tt)	“Required Pivot IP” has the meaning given to it in Section 14.4(a)(ii);

(uu)	“Service Agreement” means the Service Agreement to be entered into between the JVC and the Service Provider.

(vv)	“Service Provider” means Pivot or its Affiliate, as determined by the Board of Directors in accordance with Section 6.2;

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(ww)	“Subsidiary” in relation to a body corporate wherever incorporated (the holding body corporate), means any other body corporate in which the holding body corporate (or a Person acting on its behalf) directly or indirectly holds or Controls either:

(i)	a majority of the voting rights exercisable at meetings of the body corporate at which a majority of the members of the board of directors are elected; or

(ii)	the right to appoint or remove directors having a majority of the voting rights exercisable at meetings of the board of directors of the body corporate,

and any body corporate which is a Subsidiary of another body corporate is also a Subsidiary of that body corporate’s holding body corporate. Unless the context otherwise requires, the application of the definition of Subsidiary to any body corporate at any time shall apply to that body corporate as it is at that time.

(xx)	“Valuer” means the person appointed in accordance with Section 11.1

(yy)	“Work” means the work, services and materials to be done, performed or provided by or on behalf of the JVC in the development of or in relation to the IP Products.

1.2 Preamble Incorporated

The Participants agree that the Preamble to this Agreement is incorporated into and forms part of this Agreement.

1.3 Governing Law and Submission to Jurisdiction

This Agreement shall be governed by and construed in accordance with the laws of the Province of Quebec and the federal laws of Canada applicable therein and, subject to the dispute resolution provisions set forth in ARTICLE 16 hereto, the parties hereto hereby submit and attorn to the jurisdiction of the Courts in the Province of Quebec. The parties agree that any litigation between the parties which arises pursuant to or in connection with this Agreement, or any of its provisions, shall be referred to the Courts in the Province of Quebec and shall not be referred to the Courts of any other jurisdiction.

1.4 Severability

Every provision of this Agreement is intended to be severable. If any term or provision hereof or portion thereof, or the application thereof to any Person or circumstance, shall, to any extent, be invalid or unenforceable for any reason whatsoever, the remainder of this Agreement or the application of such provision or portion thereof to any other Person or circumstance shall not be affected thereby and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

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1.5 Time of the Essence

Time shall be of the essence of this Agreement.

1.6 Headings

The Section headings are inserted for convenience of reference only and shall not affect the interpretation of this Agreement.

1.7 Singular, Plural and Gender

Wherever the singular, plural, masculine, feminine or neuter is used throughout this Agreement the same shall be construed as meaning the singular, plural, masculine, feminine, neuter, body politic or body corporate where the facts or context so requires.

1.8 Entire Agreement

This Agreement constitutes the entire agreement between the Participants pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the Participants and there are no warranties, representations or other agreements between the Participants in connection with the subject matter hereof except as specifically set forth herein. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Participant to be bound thereby.

1.9 Contra Proferentem Not Applicable

The Participants acknowledge having participated fully in the preparation of this Agreement and agree that the principle of contra proferentem shall not apply with respect to this Agreement to either Participant.

ARTICLE 2

REPRESENTATIONS

2.1 Representations by Pivot

Pivot hereby represents and warrants to Cartagena as follows:

(a)	Pivot has been duly organized and is validly subsisting under the laws of the Province of British Columbia with full power and capacity to own its own property, to give and perform the covenants, representations, indemnities, warranties, and undertakings required of it by this Agreement and to carry on the business which it carries on;

(b)	neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or thereby shall constitute a breach of or default under any contract or instrument to which Pivot is a party or by which it may be bound, nor shall it result in the acceleration in the time of performance of any obligation under any such contract or instrument, nor would it result in the creation of a new lien or encumbrance upon any of Pivot’s assets including, without limitation, Pivot’s interest in the JVC;

(c)	Pivot has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement; and

(d)	this Agreement constitutes a valid and binding obligation of Pivot, enforceable against it in accordance with its terms.

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2.2 Representations by Cartagena

Cartagena represents and warrants to Pivot as follows:

(a)	Cartagena has been duly incorporated and organized and is validly subsisting, under the laws of the Province of Quebec, with full power and capacity to own its own property, to give and perform the covenants, representations, indemnities, warranties, and undertakings required of it by this Agreement and to carry on the business which it carries on;

(b)	neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or thereby shall constitute a breach of or default under any contract or instrument to which Cartagena is a party or by which it may be bound, nor shall it result in the acceleration in the time of performance of any obligation under any such contract or instrument, nor would it result in the creation of a new lien or encumbrance upon any of Cartagena’s assets including, without limitation, Cartagena’s interest in the JVC;

(c)	Cartagena has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement; and

(d)	this Agreement constitutes a valid and binding obligation of Cartagena, enforceable against it in accordance with its terms.

ARTICLE 3

FORMATION AND PURPOSE

3.1 Formation of JVC

The Participants hereby agree to form the JVC on the terms set forth in this Agreement.

3.2 Name of JVC

The name of the JVC shall be “Pivot-Cartagena Joint Venture Corporation” and the Project and the business of the JVC shall be conducted solely under that name and all of the JVC’s assets shall be held under that name. The Participants further agree to mutually elect another name for the JVC should the name “Pivot-Cartagena Joint Venture Corporation” be refused or become otherwise unavailable.

3.3 Purpose and Scope of JVC

The JVC’s purpose is limited to developing the Project pursuant to the terms of this Agreement. Except as otherwise agreed in writing by the Participants, no other project shall be undertaken by the Participants through this JVC. This Agreement shall not prohibit or restrict a Participant from undertaking and performing, for its own account or with any other Person, any work, provided such work is not related to the Project in any way whatsoever.

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3.4 Not a Partnership; No Agency; No Fiduciary Duty

The Participants hereby disclaim any intention to create a partnership or other fiduciary relationship between the Participants and nothing in this Agreement shall constitute the Participants as partners of each other or, except as expressly set forth in this Agreement, constitute a Participant as the agent of the other. Except as otherwise expressly and specifically provided in this Agreement, neither Participant shall be, or by reason of any provision herein contained be deemed to be, the agent or legal representative of the other, whether for purposes of this Agreement or otherwise, nor shall either Participant owe a fiduciary duty to the other nor have any power or authority to act for or assume any obligations or responsibility on behalf of the other Participant.

3.5 Composition of JVC

(a)	The authorized share capital of the JVC shall consist of 100 Class A shares.

(b)	The articles and bylaws of the JVC shall be in substantially the form set out in Schedule “D” hereto.

(c)	The Board of Directors shall be appointed in accordance with Section 6.1 of this Agreement.

ARTICLE 4

CAPITAL CONTRIBUTIONS, GUARANTEES AND DISTRIBUTION

4.1 Capital and Asset Contributions

4.2 Annual Budget

The Board of Directors shall approve an annual work program and budget for each year (the “Annual Budget”) not less than one hundred and twenty (120) days prior to the commencement of the year to which such annual work program applies, provided however in the first year or portion thereof the annual work program and budget shall be approved as soon as reasonably possible. The annual work program and budget approved shall contain reasonable detail to reflect the estimated Work and expenditures for each month of the year.

The Board of Directors may prepare and approve supplemental or revised work programs and budgets at any time and from time to time as the Board of Directors, in the exercise of its best judgment, deems necessary; provided, however, that such revised budgets do not exceed the approved Annual Budget for such year. The Board of Directors shall prepare the above described revised work programs and budgets in reasonable detail to reflect the estimated Work and expenditures for each month of the year.

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4.3 Finance of the JVC

(a)	The Participants envisage that the JVC shall be self-financed from the cash flow of the Project and any cash contribution made by either party.

(b)	The Participants agree that, if it requires any additional finance, the JVC shall be financed, so far as practicable, from external funding sources and on terms to be agreed between the Board of Directors, the Participants and any relevant third parties and that any security required in relation to such external funding shall, if possible, be provided by the JVC.

(c)	There is no obligation on the Participants to provide any further finance to the JVC, but, if they do so, the Participants shall each provide the same amount on the same terms unless they agree otherwise in writing.

(d)	Any advance of monies to the JVC by any Participant in excess of the amounts provided for in this Agreement or subsequently agreed to by the Board of Directors will be deemed a debt due from the JVC rather than an increase in Capital Contribution of the Participant. This liability will be repaid with interest at such rates and times to be determined by the Board of Directors. This liability will not entitle the lending Participant to a greater voting power. Such liabilities may have preference or priority over any other payments to the Participants as may be determined by the Board of Directors.

4.4 Excess Funded Amount

If a Participant (the “Non‑Contributing Participant”) fails to advance monies when required pursuant to Sections 4.1, 4.2 or 4.3, then the other Participant (the “Contributing Participant”) shall be entitled, but not obligated, to contribute on behalf of the Non‑Contributing Participant all or any part of the amount in default (any amount so contributed, an “Excess Funded Amount”). Any Excess Funded Amount shall be payable by the Non‑Contributing Participant to the Contributing Participant on demand together with compound interest at a per annum rate equal to the Prime Rate of interest plus two (2%) percent in excess of the Prime Rate calculated monthly from the date of advance of the Excess Funded Amount to the date of its repayment. The Non‑Contributing Participant hereby grants an irrevocable, unconditional and absolute assignment of and charge to the Contributing Participant on its Proportionate Interest in the Net Cash Flow and its interest in the JVCIP and JVCIPD to secure repayment of such Excess Funded Amount plus interest as aforesaid. The Non‑Contributing Participant hereby authorizes the Board of Directors to pay all of its Proportionate Interest in the Net Cash Flow to the Contributing Participant, to be applied firstly against interest and secondly in reduction of the principal amount of the Excess Funded Amount until the Excess Funded Amount plus interest has been paid in full. If the Excess Funded Amount plus interest has not been paid in full within thirty (30) days of the date of demand to the Contributing Participant, then the Non‑Contributing Participant shall be deemed to be in Default under this Agreement.

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4.5 Dispute as to Financing

Any dispute between the Participants as to the amount of any contribution, advance or retention made or required to be made, the rate or calculation of any interest or the granting of any charge contemplated by this ARTICLE 4, shall be resolved by the Board of Directors at the request of either Participant.

4.6 Proportionate Interest

Except as otherwise provided in this Agreement, the interests of the Participants in the JVC’s assets and Revenues and their obligations with respect to the JVC’s liabilities and the JVC Costs shall be equal to their respective Proportionate Interests. Each of the Participants shall assume and bear severally and not jointly or jointly and severally the JVC’s obligations and liabilities, including any losses that the JVC may sustain, in proportion to the Participant’s Proportionate Interest, save that any liability or obligation incurred by a Participant without the Board of Directors’s approval or as otherwise provided in this Agreement will be the sole liability or obligation of that Participant, without any right to contribution from or indemnity by the other Participant. Each Participant will indemnify and hold harmless the other Participant from and against all costs, claims, demands and any liability whatsoever arising out of or related to a breach of this provision. The provisions of this paragraph will survive any termination of this Agreement.

4.7 Capital Assets

The Board of Directors must approve the purchase, rent or lease of any items of a capital nature which are required by the Participants for the performance of the Work, and the cost of such capital items shall be charged to the Participants in accordance with their respective Participating Interests.

4.8 Net Cash Flow

Net Cash Flow means that amount, if any, computed in respect of each of the JVC’s fiscal quarters, by which:

(a)	the aggregate of:

(i)	the gross Revenues received by the JVC in the fiscal quarter, if any; and

(ii)	the amount of the reserves, if any, carried forward by the JVC from the previous fiscal quarter;

(b)	exceeds the aggregate of (but without duplication of any amount deducted in determining the aggregate referred to in subsection (a) above);

(i)	the amounts paid in the fiscal quarter in respect of JVC Costs; and

(ii)	a reasonable reserve for operation of the JVC for the ensuing fiscal periods as established by the Board of Directors.

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4.9 Distribution of Net Cash Flow

Within thirty (30) days after the close of each of the JVC’s fiscal quarters or as otherwise determined by Board, the Net Cash Flow, if any, for the preceding quarter shall be distributed to the Participants by way of dividend or as otherwise determined by the Board in accordance with their Proportionate Interests but any such distribution shall be subject to any redirection of proceeds provided for pursuant to any assignments and charges granted under Section 4.4. In the event of any dispute between the Participants as to availability, application or distribution of monies pursuant to this Section, or as to the calculation of the amount of monies available for distribution, such dispute shall be resolved by the Board of Directors.

ARTICLE 5

SERVICE AGREEMENT

5.1 Service Agreement

On the execution of this Agreement, the JVC shall enter into a service agreement (the “Service Agreement”) with the Service Provider substantially in the form in Schedule “E”. On a monthly basis, the Service Provider shall invoice the JVC for services performed pursuant to the Service Agreement.

ARTICLE 6

MANAGEMENT AND BOARD OF DIRECTORS OF JVC

6.1 Board of Directors

(a)	The JVC’s affairs shall be managed and all decisions and determinations of the Participants with respect to the JVC shall be made by a Board of Directors. Except where expressly provided to the contrary in this Agreement, all decisions with respect to the management and control of the JVC that are approved by the Board of Directors shall be binding on the JVC. The Board of Directors shall consist of four (4) members, two (2) members appointed by Pivot and two (2) members appointed by Cartegena. Each Participant may, at any time and from time to time, by written notice to the other, replace its representative members on the Board of Directors and any representatives so replaced shall be deemed to have resigned from the Board of Directors on the giving of such notice;

(b)	Pivot hereby appoints as its initial representatives to the Board of Directors the following:

(c)	Cartagena hereby appoints as its initial representatives to the Board of Directors the following:

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(d)	Meetings of the Board of Directors shall be held at such place as may be approved by the Board of Directors and held at such intervals as determined by the Board of Directors. Notice of each meeting shall be deemed to have been given to each member if not less than seven (7) days prior thereto notice of the meeting has been given to the Participants in the manner provided in this Agreement; provided that no notice of a meeting shall be necessary if all members of the Board of Directors are present and waive notice thereof or if those absent waive notice of the meeting or otherwise consent to the holding thereof;

(e)	The secretary of the Board of Directors meeting shall take minutes of that meeting and circulate copies thereof to each representative within a reasonable time following the termination of the meeting, and in any event no later than the time of delivery of the notice of the next following meeting of the Board of Directors;

(f)	Each Participant shall bear the expenses incurred by its representative and alternate representative in attending meetings of the Board of Directors;

(g)	The Board of Directors may, by agreement of the representatives of all the Participants, establish such other rules of procedure, not inconsistent with this Agreement, as the Board of Directors deems fit;

(h)	Two (2) members of the Board of Directors shall constitute a quorum for all decisions and determinations at any meeting of the Board of Directors, provided that at least one (1) Board of Director member of Pivot is present (or deemed to be present) and one (1) Board of Director member of Cartagena is present (or deemed to be present) at the meeting. Each Participant as represented by its members of the Board of Directors shall be entitled to one (1) vote in respect of each decision requested of the Board of Directors notwithstanding the number of members present at any Board of Directors meeting. If no quorum is present within half an hour after the appointed commencement time for a meeting, the meeting will be adjourned to the same place and time on the first business day one week hence;

(i)	If the Board of Directors agrees unanimously, a member of the Board of Directors may participate in a meeting of the Board of Directors by means of telephone or other communications facilities so long as such telephone or other communications facilities permit all persons participating in the meeting to hear each other, then the Member participating in such a meeting by such means is deemed to be present at the meeting for all purposes of this Agreement; and

(j)	The members of the Board of Directors shall not be required to devote their full time to the JV’s business but only such time as shall reasonably be necessary to perform their duties hereunder.

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6.2 Deadlock.

(a)	There is a deadlock if a resolution is proposed at a properly convened meeting of the shareholders of the JVC or of the Board, and one of the following applies:

(i)	there is no quorum at the meeting and no quorum at the meeting when it is reconvened following an adjournment;

(ii)	at a meeting of the Board of Directors, of the directors present, all directors approved by Pivot or all directors approved by Cartagena vote against or abstain from voting on the resolution (unless one of their number proposed the resolution); or

(iii)	at a meeting of the shareholders of the JVC, Pivot or Cartagena vote against or abstain from voting on the resolution (unless one of their number proposed the resolution).

(b)	There is no deadlock if a meeting, or adjourned meeting, is inquorate because the Person who proposed the resolution does not attend.

(c)	Either Participant may within 28 days of the meeting at which the deadlock arises serve notice on the other party (a “Deadlock Notice”):

(i)	stating that, in its opinion, a deadlock has occurred; and

(ii)	identifying the matter giving rise to the deadlock.

(d)	The Participants shall, on the date of service of the Deadlock Notice, refer the matter giving rise to the deadlock to the chair of each Participant for resolution.

(e)	If a deadlock occurs before the first anniversary of this Agreement and cannot be resolved in accordance with Section 6.2(d) within 14 days from the date the deadlock matter is referred to the chair under Section 6.2(d), either party may transfer its shares in accordance with Section 6.3 at a price determined by a Valuer to be FMV for the shares in accordance with Section 11.1 (except that, for the purposes of Section 11.1, the date of sale is the date the deadlock occurred).

6.3 Resolution of Deadlock.

(a)	A “Deadlock Resolution Notice” is a notice served by one party (other than the JVC) on the other party in which the server offers, at the price for each share specified in the notice (in cash and not on deferred terms), either to sell all its shares in the JVC to the recipient of the notice (not including the JVC) or to buy all the recipient’s shares in the JVC (but not both).

(b)	A Deadlock Resolution Notice, may not be:

(i)	revoked; and

(ii)	served before the first anniversary of the date of this Agreement.

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(c)	If the Participants are unable to resolve a deadlock within 14 days from the date the deadlock matter is referred to the chair under Section 6.2(d), then either party may, within 28 days of the expiry of the 14 day period, serve a Deadlock Resolution Notice on the other party.

(d)	The recipient of a Deadlock Resolution Notice may choose to do either of the following, at the price for each share specified in the Deadlock Resolution Notice, by serving a counter-notice within 28 days of receiving the Deadlock Resolution Notice:

(i)	buy all the shares in the JVC of the server of the Deadlock Resolution Notice; or

(ii)	sell all its shares in the JVC to the server of the Deadlock Resolution Notice.

(e)	If no counter-notice is served within the period of 28 days available, the recipient of the Deadlock Resolution Notice is deemed to have accepted the offer in the Deadlock Resolution Notice at the expiry of that period.

(f)	The service of a counter-notice, or deemed acceptance of the Deadlock Resolution Notice, shall bind the parties to buy and sell the shares (as the case may be) on the terms set out in Section 10.2.

(g)	If each party (other than the JVC) serves a Deadlock Resolution Notice under Section 6.2(c), only the first Deadlock Resolution Notice to be served shall be effective.

(h)	References in this Section 6.3 to shares held by a party in the JVC are to all the shares in the JVC held by that party and not to only some of those shares.

6.4 Major Decisions

No act shall be taken, sum expended, decision made or obligation incurred by the JVC with respect to any matter within the scope of the major decisions enumerated below without the Board of Directors’ unanimous approval:

(a)	accepting a commitment for JVC financing;

(b)	sale or other transfer or allowing Encumbrances on the JVC’s assets;

(c)	other than as provided for in Section 4.8, determining whether distributions should be made to the Participants;

(d)	making any expenditure or incurring any obligation by or on behalf of the JVC, including without limitation, the acquisition, rent, lease or disposition of assets of a capital nature, except for expenditures made and obligations incurred pursuant to and specifically set forth in the Annual Budget;

(e)	establishing the rental rates for any equipment owned from Pivot or Cartagena and utilized by the Participants in respect of the Project;

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(f)	commencement or continuation of any legal action relating to the JVC;

(g)	determining the identity of the Service Provider (which is to be Pivot or one of its Affiliates); and

(h)	any other decision or action which shall or may affect materially the JVC or its assets or operations.

6.5 Decisions Not Subject to Arbitration

(a)	No act shall be taken, sum expended, decision made or obligation incurred by the JVC with respect to the following without the Board of Directors’ unanimous approval:

(i)	the amount or terms of the Participants’ Contributions;

(ii)	the Annual Budget;

(iii)	an Additional Cash Call; and

(iv)	determining whether to proceed with commercialization as per ARTICLE 16.

(b)	Any failure to reach unanimity in respect of a decision referred to in this Section shall be referred to the chief executive officer of each Participant, or his respective designee, who shall seek to resolve the dispute through good faith negotiation. If the dispute has not been resolved within ninety (90) days, then the parties shall take steps to terminate this agreement mutually pursuant to Section 14.2. For greater certainty, a lack of unanimity in regards to any decision to be made pursuant to this Section 6.5 is not a Dispute for the purposes of ARTICLE 16 and is not subject to the arbitration provisions set out therein.

6.6 Additional Board of Directors Responsibilities

Without limiting any other specific provision of this Agreement or the generality of Section 6.1, the Board of Directors shall:

(a)	approve the basis on which, within the framework of ARTICLE 8, Work is to be assigned to the Participants;

(b)	review the JVC’s monthly performance against the Annual Budget; and

(c)	determine any efforts to be used to obtain a license to use, acquire or have developed any IP required by the JVC pursuant to Section 12.3.

6.7 Board of Directors Decisions

All decisions of the Board of Directors shall be made in good faith and in the JVC’s best interests. All decisions of the Board of Directors made pursuant to Section 6.5 shall be final and binding on the Participants. All other decisions of the Board of Directors shall be final and binding on the Participants, save and except where one of the Participants considers that a Major Decision has not been made in good faith and in the JVC’s best interests, in which case that decision may be referred to and shall be resolved by arbitration in the manner provided in ARTICLE 16.

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6.8 Limitation of Liability

No member of the Board of Directors and no Participant shall be liable for the acts, omissions, receipts, neglects or defaults of any other member of the Board of Directors or for any loss, damage or expense of any Person through the insufficiency or deficiency of title to any property acquired by order of the Participants or for the insufficiency or deficiency of any security in or upon which any of the monies of the Participants shall be invested or for any loss or damage arising from the bankruptcy, insolvency, or tortious act of any Person with whom any monies, securities or effects of the Participants shall be deposited or for any loss occasioned by any error of judgment or oversight on the part of any member of the Board of Directors , or for any loss, damage or misfortune whatever which may happen in the execution of the duties of the Board of Directors member or in relation thereto unless the same shall happen through the wilful misconduct, fraud, gross negligence, or bad faith of such Board of Directors member.

6.9 Indemnity

Every Board of Directors member and his or her respective heirs, executors and administrators and the estate and effects of each shall, from time to time and at all times, be indemnified and saved harmless by the JVC from and against:

(a)	all liabilities, costs, charges and expenses (including costs, on a solicitor‑and‑his-own client, full‑indemnity basis) whatsoever that any Board of Directors member sustains or incurs in or about any action, suit or proceeding that is brought, commenced or prosecuted against that Board of Directors member for or in respect of any act, deed, matter or thing whatsoever made, committed, done or permitted by such Board of Directors member to be done in or about the lawful execution of the duties of the office of the Board of Directors member or alleged to be so done; and

(b)	all liabilities, other costs, charges or expenses which are approved by the Board of Directors that any Board of Directors member sustains or incurs in or about or in relation to the JVC’s affairs; except such liabilities, costs, charges or expenses as are occasioned by the wilful misconduct, fraud, gross negligence, or bad faith of the Board of Directors member.

6.10 Banking

The JVC shall maintain a bank account (the “JVC Account”) in such location(s) as shall be designated, at any time and from time to time, by the Board of Directors. Until otherwise so designated, the location of the JVC Account shall be located in the province as determined by the Board of Directors. Signing authority over the JVC Account shall be determined by the Board of Directors at any time and from time to time. JVC funds shall not be commingled with those of the Participants.

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6.11 Auditors

The JVC shall employ such auditors or accounting advisors and solicitors as the Board of Directors shall approve, at any time and from time to time.

6.12 Fiscal Year

The JVC’s fiscal year (the “Fiscal Year”) shall be the year ended January 31.

6.13 Taxes

(a)	Each Participant shall be solely responsible for any income taxes, fees or other charges levied or imposed by any taxing authority directly on it in respect of its revenues from, or its share of any profits of or distribution by, the JVC, it being understood that any taxes, fees, or charges levied or imposed on the JVC itself shall be treated as a JVC Cost.

(b)	Any Provincial Sales Tax paid by a Participant in the course of the JVC shall be deemed to be a JVC Cost.

6.14 Accounting and Records

(a)	The JVC, as a JVC Cost, shall maintain adequate books of account, at the offices of the Service Provider, in accordance with applicable generally accepted accounting principles consistently applied and such books of account may be examined by either Participant or their agents at any and all reasonable times. One uniform accounting system shall be employed for all books of account and the books of account shall truly and correctly reflect all transactions affecting the JVC and shall further reflect adequate systems of internal control maintained by the JVC. Reports of the financial condition of the JVC and the progress of all Projects shall be made to each Participant monthly and at such other times as may be requested reasonably.

(b)	An audit of or review engagement report, if deemed required by the Board of Directors, with respect to the JVC’s books and records and a report thereon shall be made as a JVC Cost to the Board of Directors and each Participant as soon as practicable following the close of the JVC’s fiscal years by an independent firm of chartered accountants as may be approved by the Board of Directors. Such reports shall properly disclose the JVC’s financial condition and operations.

(c)	Any Participant which claims reimbursement of JVC Costs or the cost of that portion of the Work performed by the Participant shall disclose and make available to the other Participant and to the auditor or accounting advisor of the JVC all books of account and accounting records and other documentation reasonably required to substantiate its claim.

(d)	The records and documentation shall be preserved in good order until the final accounting and settlement prescribed in Section 14.3 has been completed. Except as provided in Section 6.14, nothing in this Agreement shall be construed to give any Participant the right to examine or compel the disclosure of any books of account or other records of the other Participant or any information contained therein.

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6.15 Insurance

The JVC shall obtain and maintain comprehensive general liability (bodily injury and property damage) and such other insurance coverage with such carriers and for such limits as may be determined by the Board of Directors. The insurance shall name the JVC as the insured. Each Participant shall waive or cause to be waived any rights of subrogation against the other Participant with respect to any insured loss arising out of or related to JVC Work, except that the Participants shall retain their accrued rights of contribution against the other Participant under this Agreement.

6.16 No Partition

No Participant shall make an application to the court nor commence any action for the partition or sale of the JVC’s assets except in accordance with the provisions hereof.

ARTICLE 7

JVC ACCOUNT

7.1 Operation of JVC Account

(a)	The Board of Directors shall deposit into the JVC Account all Capital Contributions as well as all Revenues received in respect of the Project and/or any Work performed by the JVC.

(b)	The Board of Directors shall arrange for payment from the JVC Account with respect to the Project and in the following order:

(i)	JVC Costs as and when such amounts become payable by the JVC;

(ii)	amounts due to the Participants in repayment of loans or advances made by them to the JVC or its benefit; and

(iii)	distribution of Net Cash Flow, if any.

ARTICLE 8

JVC TRANSACTIONS WITH THE PARTICIPANTS

8.1 Payments to Participants

Except as may be expressly provided for herein or hereafter approved by the Board of Directors, no payment shall be made from the JVC’s funds to a Participant or its member, director, officer or employee for the services of any such Person hereunder in connection with the JVC.

8.2 Assignment of Personnel

At the Board of Directors’s direction, Participants may assign personnel from their respective organizations to perform certain Participant Personnel Work. The employer of such personnel shall be entitled to invoice the JVC monthly for the respective cost of all personnel dedicated to the Project. Invoiced rates for such Participant Personnel Work shall be approved by the Board of Directors. All such personnel shall undertake to the JVC in their employment on the Project to act with a view to the JVC’s best interests.

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8.3 Performance of Work by Participants

Any Participant assigned Work pursuant to Section 8.2 agrees to perform and discharge, with respect to such assigned Work, all of its duties and obligations in a timely manner, honestly and in good faith and in connection therewith shall exercise the degree of care, diligence and skill that a reasonably prudent contractor would exercise in comparable circumstances and each Participant assigned Work agrees:

(a)	to carry out such Work in compliance with all applicable statutes, regulations, ordinances and by‑laws, the provisions of notices and reports, confidentiality and security precautions, insurance and indemnities in favour of the JVC;

(b)	to maintain, for review by the JVC, appropriate records with respect to the performance of the Work by the Participant; and

(c)	to obtain and maintain such public liability and property damage insurance as may be required with respect to such Work, with the JVC as the named insured.

8.4 Independent Contractor

A Participant performing assigned Work shall be an independent contractor and nothing in this Agreement creates an employer‑employee relationship between a Participant performing assigned Work and the other Participant.

8.5 Scientific Research and Experimental Tax Credits

Any credits for scientific research and experimental development (as that term is defined in the Income Tax Act (Canada)) which the JVC may claim in respect of the Project and/or any Work performed will be allocated between the Participants in accordance with their Proportionate Interests.

ARTICLE 9

TRANSFER OF SHARES

9.1 Transfer of Shares.

(a)	No party shall create any Encumbrance over, transfer or otherwise dispose of or give any Person any rights in or over any share or interest in any share in the JVC unless it is permitted or required to do so under this Agreement and carried out in accordance with the terms of this Agreement.

(b)	A party may do anything prohibited by this Section 9.1 if the other party and the JVC have consented to it in writing.

(c)	A party may transfer all its shares in the JVC to a member of its Group without following the steps in this Section 9.1 if, at the time of the transfer and in relation to all the shares being transferred, the transferring party:

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(i)	ensures that the transferee executes a joinder agreement agreeing to be bound by this Agreement as if it were a party to this Agreement; and

(ii)	guarantees all the obligations and any liabilities of the transferee under the Agreement.

(d)	A party may transfer all of its shares in the JVC to any Person for cash and not on deferred terms if that party follows the steps in this Section 9.1.

(e)	The party (the “Seller”) wishing to transfer its shares (the “Sale Shares”) must give an irrevocable notice in writing (the “Transfer Notice”) to the other party (the “Continuing Shareholder”) giving details of the proposed transfer including:

(i)	if it wishes to sell the Sale Shares to a third party, the name of the proposed buyer; and

(ii)	the price (in cash) at which it wishes to transfer the Sale Shares (the “Proposed Sale Price”).

(f)	If the Continuing Shareholder gives notice to the Seller within 14 days of receiving the Transfer Notice that it wishes to buy all the Seller’s shares in the JVC, the Continuing Shareholder shall have the right to do so at the Proposed Sale Price.

(g)	The Continuing Shareholder is bound to buy all the Seller’s Sale Shares when it gives notice to the Seller that it wishes to do so under Section 9.1(f). The sale and purchase of the Sale Shares shall take place on the terms set out in Section 10.2.

(h)	If, at the expiry of the period specified in Section 9.1(f), the Continuing Shareholder has not notified the Seller that it wants to buy the Sale Shares, the Seller may transfer all its Sale Shares to the buyer identified in the Transfer Notice at a price not less than the Proposed Sale Price, provided that it does so within two months of the expiry of the period specified in Section 9.1(f).

(i)	Each party undertakes (in respect of the shares that it holds) to give, and to use its reasonable efforts to ensure that shareholders in its Group give, the approvals required for any transfer of shares made in accordance with this Agreement or the JVC’s articles (as the case may be).

(j)	The Seller shall ensure that any buyer of the Sale Shares who is not a party to this Agreement shall execute a joinder agreement at the closing of the sale and purchase of the Sale Shares, agreeing to be bound by this Agreement as if it were a party to it.

(k)	References in this Section 9.1 to shares held by a party in the JVC are to all the shares in the JVC held by that party and any members of its Group, and not to only some of those shares.

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ARTICLE 10

COMPULSORY TRANSFER AND CLOSING

10.1 Compulsory Transfers.

(a)	If anything referred to in this Section 10.1 happens to a party it is a “Compulsory Transfer Event” in respect of that party and the provisions of this Section 10.1 and ARTICLE 11 shall apply:

(i)	the party is unable to pay its debts as they become due or is otherwise insolvent within the meaning of Bankruptcy and Insolvency Act (Canada) or the bankruptcy or insolvency legislation applicable to that party;

(ii)	a step is taken to initiate any process by or under which:

A.	the ability of the creditors of the party to take any action to enforce their debts is suspended, restricted or prevented;

B.	some or all of the creditors of the party accept, by agreement or in pursuance of a court order, an amount of less than the sums owing to them in satisfaction of those sums with a view to preventing the liquidation of assets of the party;

C.	a Person is appointed to manage the affairs, business and assets of the party on behalf of the party’s creditors; or

D.	the holder of a charge over assets of the party is appointed to control the business and assets of the party.

(iii)	a process has been instituted that could lead to the party being liquidated or dissolved and its assets being distributed among the party’s creditors or shareholders;

(iv)	A Change of Control of the party, although in the case of a transferee under Section 9.1(c) that ceases to be a member of the original shareholder’s Group, it shall transfer the shares back to the original shareholder from whom it received those shares or to another member of such original shareholder’s Group without being required to serve, or being deemed to have served, a Compulsory Transfer Notice in respect of its shares; or

(v)	the party commits a material or persistent breach of this Agreement which if capable of remedy has not been so remedied within 15 Business Days of the other party requiring such remedy.

(b)	If a Compulsory Transfer Event happens to a party (in this Section 10.1, the “Seller”), it shall give notice of it to the other party (in this Section 10.1, the “Buyer”) as soon as possible and, if it does not, it is deemed to have given notice of it on the date on which the Buyer becomes aware of such Compulsory Transfer Event (the “Compulsory Transfer Notice”).

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(c)	As soon as practicable after service, or deemed service, of the Compulsory Transfer Notice, the parties shall appoint the Valuer to determine the FMV of the Seller’s shares in the JVC (the “Sale Shares”) in accordance with Section 11.1.

(d)	The Buyer has the right, within 21 days of receiving notification of the FMV determined by the Valuer, to serve a notice on the Seller to buy all the Sale Shares at FMV.

(e)	The service of a notice to buy under Section 10.1(d) shall bind the parties to buy and sell the shares, as the case may be, in accordance with Section 10.2.

10.2 Closing the Sale and Purchase of Shares in the JVC.

(a)	Section 10.2 applies only to transfers between the parties under Section 6.3 (Resolution of Deadlock), Section 9.1 (Transfer of Shares) and Section 10.1 (Compulsory Transfers).

(b)	The sale of shares under this Agreement shall close at the offices of JVC, or such other location mutually agreed upon in writing by the Participants, on the tenth Business Day:

(i)	after the deemed acceptance of a Deadlock Resolution Notice under Section 6.3(e) or receipt of a counter-notice to a Deadlock Resolution Notice under Section 6.3(d);

(ii)	after the Continuing Shareholder (having received a Transfer Notice) gives notice to the Seller that it wishes to buy all the Seller’s shares under Section 9.1; or
(c)	after service of a notice to buy under Section 10.1(d).

(d)	At closing, the seller of the shares shall:

(i)	transfer the shares free from all Encumbrances in such form as is necessary for the buyer to establish registered ownership in accordance with applicable law;

(ii)	deliver the resignations of any directors appointed or nominated by the seller to take effect at closing, in each case acknowledging that they have no claims against the JVC, save at the closing of a transfer of shares made by a party to another member of its Group under Section 9.1(c);

(iii)	warrant that it has no right to require the JVC to issue it with any share capital or other securities and that no Encumbrance affects any unissued shares or other securities of the JVC;

(iv)	warrant that it is the beneficial owner of the shares being sold;

(v)	warrant that no commitment has been given to create an Encumbrance affecting the shares being sold (or any unissued shares or other securities of the JVC) and that no Person has claimed any rights in respect thereof; and

(vi)	undertake to do all it can, at its own cost, to give the buyer the full registered and beneficial title to the shares.

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(e)	At closing, the buyer shall pay the purchase price by wire transfer or certified cheque to the seller or its counsel (who is hereby irrevocably authorized by the seller to receive it).

(f)	At or before closing, the JVC shall repay any loans made by the seller to the JVC (together with any interest accrued thereon), and the parties shall use their commercially reasonable efforts to ensure that the seller is released from any guarantees, security arrangements and other obligations that it has given in respect of the JVC.

(g)	The shares shall be sold with all rights that attach, or may in the future attach, to them (including, in particular, the right to receive all dividends and distributions declared, made or paid on or after the events referred to in Section 10.2(b)(i) and Section 10.2(b)(ii).

(h)	The buyer is not obliged to complete the purchase of any of the shares being sold unless the purchase of all the shares being sold is completed simultaneously.

ARTICLE 11

VALUATION

11.1 Valuation.

(a)	The parties shall endeavour to agree on the appointment of as the independent valuer and to agree the terms of appointment with the Valuer.

(b)	The Valuer shall be requested to determine the FMV within ten Business Days of his or her appointment and to notify the parties in writing of his determination.

(c)	All matters under this Section 11.1 shall be conducted, and the Valuer’s decision shall be written, in the English language.

(d)	The “FMV” for any Sale Share shall be the price per share expressed in Canadian dollars determined by the Valuer on the following bases and assumptions:

(i)	valuing each of the Sale Shares as a proportion of the total value of all the issued shares in the capital of the JVC without any premium or discount being attributable to the percentage of the issued share capital of the JVC which they represent or for the rights or restrictions applying to the Sale Shares;

(ii)	if the JVC is then carrying on business as a going concern, on the assumption that it will continue to do so;

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(iii)	the sale is to be on arm’s length terms between a willing buyer and a willing seller, neither under any compulsion to act;

(iv)	the Sale Shares are sold free of all Encumbrances;

(v)	the sale is taking place on the date the Valuer was requested to determine the FMV; and

(vi)	to take account of any other factors that the Valuer reasonably believes should be taken into account.

(e)	The parties are entitled to make submissions to the Valuer and will provide (or procure that the JVC provides) the Valuer with such assistance and documents as the Valuer reasonably requires for the purpose of reaching a decision, subject to the Valuer agreeing to give such confidentiality undertakings as the parties may reasonably require.

(f)	To the extent not provided for by this Section 11.1, the Valuer may, in his or her reasonable discretion, determine such other procedures to assist with the valuation as he or she considers just or appropriate.

(g)	The Valuer shall act as expert and not as arbitrator and his or her written determination shall be final and binding on the parties (in the absence of manifest error or fraud).

(h)	Each party shall bear its own costs in relation to the reference to the Valuer. The Valuer’s fees and any costs properly incurred by the Valuer in arriving at his or her valuation shall be borne by the parties equally or in such other proportions as the Valuer shall direct.

ARTICLE 12

INTELLECTUAL PROPERTY RIGHTS; NON-COMPETITION

12.1 PIVOT IP

Pivot agrees that the Pivot IP may be used for the purposes of the Project and the development of the JVCIP and JVCIPD. Any Improvements to the Pivot IP made during the term of this Agreement will be subsumed automatically within the Pivot IP, and Cartagena and the JVC hereby assign, cede, set‑aside, grant and set over (collectively, “Assign (Pivot)”) and agree to Assign (Pivot) to Pivot all of their right, title and interest that they may have in and to any Improvements to the Pivot IP.

12.2 Reservation of Rights by Pivot

No rights, licenses, title or interests are granted by virtue of Section 12.1 nor shall any be implied. Pivot’s (and its Affiliates’ (if applicable)) ownership or other licensable interests in the Pivot IP owned by or licensed to it or its Affiliates shall continue in full force and effect, including all of its respective rights and licenses to practice or license the Pivot IP outside of the JVC, and nothing in this Agreement shall change those interests. Furthermore, and subject to its obligations under this Agreement, Pivot shall not be limited or restricted from creating or developing IP outside of this Agreement.

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12.3 CARTAGENA IP

Cartagena agrees that the Cartagena IP may be used for the purposes of the Project and the development of the JVCIP and JVCIPD. Any Improvements to the Cartagena IP made during the term of this Agreement will be subsumed automatically within the Cartagena IP, and Pivot and the JVC hereby assign, cede, set‑aside, grant and set over (collectively, “Assign (Cartagena)”) and agree to Assign (Cartagena) to Cartagena all of their right, title and interest that they may have in and to any Improvements to the Cartagena IP.

12.4 Reservation of Rights by Cartagena

No rights, licenses, title or interests are granted by virtue of Section 12.3 nor shall any be implied. Cartagena’s (and its Affiliates’ (if applicable)) ownership or other licensable interests in the Cartagena IP owned by or licensed to it or its Affiliates shall continue in full force and effect, including all of its respective rights and licenses to practice or license the Cartagena IP outside of the JVC, and nothing in this Agreement shall change those interests. Furthermore, and subject to its obligations under this Agreement, Cartagena shall not be limited or restricted from creating or developing IP outside of this Agreement.

12.5 Ownership of JVCIP and JVCIPD

JVCIP and JVCIPD shall be co‑owned by the Participants as tenants in common each as to their Proportionate Interest. The JVC shall take commercially reasonable steps to protect JVCIP and JVCIPD, including the prosecution of patent applications and other IP registrations. If the JVC requires additional IP then it shall use commercially reasonable efforts to obtain a license to use, acquire or have developed that IP.

12.6 Waiver of Moral Rights

Each Participant shall cause its employees and contractors, and those of its Affiliates, and of any contractors, agents or consultants of the foregoing that are involved in the creation of the JVCIP or JVCIPD, and any Improvements to the Pivot IP or Cartagena IP, to waive any moral rights in or to those properties.

12.7 Improvements

Any Improvements to the JVCIP or JVCIPD Property made during the term of this Agreement will be subsumed automatically within the JVCIP or JVCIPD, as appropriate, and each Participant hereby Assigns and agrees to Assign to the JVC all of its right, title and interest that it may in and to these Improvements to those properties.

12.8 Assignment of JVCIPD

Subject to Section 7.1, if a Participant or any of its Affiliates, as applicable, creates, discovers, invents, learns of, conceives, reduces to practice or otherwise fixes a JVCIPD in a tangible medium of expression, the Participant, as applicable: (a) shall notify the JVC promptly, in writing, of the nature of the applicable JVCIPD; and (b) shall itself and cause its Affiliates, directors, officers, employees, agents, and contractors, without any further compensation, (i) to Assign to the JVC all world‑wide right, title and interest, in, to and under all the applicable JVCIPD as of the date of such creation, discovery, invention, learning, conception reduction to practice or fixation in a tangible medium of expression, and (ii) further covenant and agree to perform, on the JV’s request, as a JVC Cost, all acts deemed necessary or desirable by the JVC to permit and assist the JVC in registering, recording, obtaining, maintaining, defending, enforcing and/or assigning the JVC’s rights, title and interest in, to or under the JVCIPD in any and all countries.

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12.9 Disclaimer of Warranties

The Participants have and do not make any representation, warranty or covenant with respect to the IP and/or IPD made available, or to be made available, by any of them pursuant to this Agreement, or with respect to the operations, uses and Work conducted therewith or any other matter affecting the use, operation or condition of or with respect to such IP and/or IP Developments or any matter whatsoever with respect such IP and/or IPD. The JVC shall accept such IP and/or IPD provided “AS IS”, “WHERE IS” and “WITH ALL FAULTS” (whether detectable).

ARTICLE 13

CONFIDENTIAL INFORMATION

13.1 Permitted Use

The Recipient may use the Confidential Information (including JVC Confidential Information) only to the extent reasonably required for the Project and to jointly develop the JVCIP and JVCIPD with the Discloser and as may otherwise be expressly agreed by the Discloser in this Agreement or in writing (“Permitted Use”).

13.2 Prohibitions

Subject to the use of Pivot IP, Cartagena IP and JVCIP or JVCIPD as set out in ARTICLE 12 and 14, the Recipient will treat all Confidential Information as confidential and proprietary to the Discloser and will treat all JVC Confidential Information as confidential and proprietary to the JVC. Except as reasonably required to carry on the Permitted Use or as expressly authorized by the Discloser in writing, the Recipient will not use or copy the Confidential Information, and it will not disclose any Confidential Information to others. The Recipient will not disclose Confidential Information to its own employees and contractors except on a “need to know” basis as may be reasonably required for the Permitted Use, and then only if the employees or contractors have first agreed to be bound by confidentiality obligations that are no less restrictive than those contained in this Agreement.

13.3 Active Protection

The Recipient will use conscientious efforts to protect the Confidential Information of the other Participant and JVC Confidential Information in its care or control from unauthorized use, copying, access by third parties, and disclosure to third parties (including its own employees, representatives and contractors), employing methods at least as rigorous as those that the Recipient uses to protect its own most valuable confidential information, but in no circumstances less than reasonable care.

13.4 Non-Compliance

The Participants agree that no adequate remedy at law exists for a breach or threatened breach of any of the provisions of this ARTICLE 13, the continuation of which if not remedied, will cause the JVC to suffer irreparable harm. The other Participant shall be entitled, in addition to other remedies that may be available to it, to immediate injunctive relief from any breach of any of the provisions of this ARTICLE 13 and to specific performance of their rights hereunder, as well as to any other remedies available at law or in equity.

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ARTICLE 14

TERMINATION

14.1 Term and Termination

The JVC shall commence on the date of this Agreement and continue until terminated in accordance with ARTICLE 9, ARTICLE 10, this ARTICLE 14, or ARTICLE 16.

14.2 Termination by Agreement

(a)	Subject to earlier termination as herein provided and subject to all of the JVC’s liabilities and obligations having been satisfied, the JVC shall terminate on any of the following:

(i)	The Participant’s written mutual agreement;

(ii)	Loss or incapacity through any means of substantially all of the JVC’s assets; or

(iii)	When one (1) Participant and any transfers of that party under Section 9.1 and Section 10.1 ceases to hold any shares in the JVC.

(b)	Immediately prior to termination under this Section the Participants shall ascertain all of the JVC’s assets, liabilities and obligations as of the date thereof and, after making due provision for all such liabilities and obligations, shall divide all remaining JVC assets (excepting the JVCIP and JVCIPD, which are to be treated in accordance with Section 14.4) between the Participants in accordance with their Proportionate Interests or cause the JVC’s assets to be sold and the proceeds divided between the Participants in accordance with their Proportionate Interests. Should any Participant wish to retain any specific asset of the JVC (including, but not limited to, any contract or agreement to which the JVC was a party to) then the Valuer shall ascribe a value to such asset and the Participant wishing to retain such asset shall pay that portion of the value of such asset to the other Participant as is equal to that other Participant’s Proportionate Interest in that asset. Any such termination shall be without prejudice to any rights or liabilities accruing to either Participant with respect to the other under this Agreement to the date of termination.

14.3 Final Accounting, Settlement and Termination

(a)	Upon the termination of the JVC pursuant to Section 14.2, a final accounting, including a balance sheet and statement of profit and loss, of the JVC’s operations shall be prepared and submitted to each Participant.

(b)	After paying or providing for payment of all liabilities, including liabilities to the Participants as shown on such balance sheet, after establishing reserves for contingent liabilities in such amounts as the Board of Directors shall determine, after disposing or arranging for the disposition of all the JVC’s non‑cash assets and property and after the final settlement statement has been prepared and signed as specified in the following subsection, any funds remaining to the JVC’s credit shall be distributed to the Participants in accordance with their Proportionate Interests. Notwithstanding anything else contained in this Agreement, the liability as between Pivot and Cartagena for any ultimate losses, after application of all Revenues, shall be assumed by the Participants in accordance with their respective Proportionate Interests.

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(c)	Before making any distribution under the preceding subsection or before the Participants are required to contribute funds to cover any loss, whichever is the case, a final settlement statement shall be prepared showing all revenues received by the JVC, all JVC Costs paid or accrued, any reserves established for the JVC’s contingent liabilities, all initial working capital advances and repayments and all distributions of the JVC’s profits, if any, to the Participants. When the Participants have agreed as to the correctness of such statement, each of them shall sign it and shall release the other Participant from any and all claims under this Agreement, except that the Participants shall retain:

(i)	their respective interests, in accordance with their Proportionate Interests, in any portion of such contingency reserves which is not required to meet the JVC’s liabilities; and

(ii)	their respective rights of contribution against the other Participant if such contingency reserves are insufficient to meet all the JVC’s liabilities and if any Participant is required to pay a greater percentage of any such excess liability than is represented by its Proportionate Interest.

(d)	Whenever the Board of Directors determines that all or any part of any reserve for contingent liabilities established by the JVC is no longer required for such purpose, such reserve or part thereof shall be distributed to the Participants in accordance with their Proportionate Interests.

14.4 JVCIP on Termination

(a)	On the termination of the JVC for any reason:

(i)	subject to Sections 14.4(b) and 14.4(c), the licenses granted in Sections 12.1 or 12.2 will terminate and cease to be of any force and effect; and

(ii)	the JVCIP and JVCIPD (collectively the “JVC Intellectual Property and Developments”) will be co-owned as tenants in common by each of Pivot and Cartagena, with their respective rights in and to the JVC Intellectual Property and Developments to be as follows:

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A.	Pivot or its affiliates will have full rights to use, license, sublicense and create Improvements to the Cartagena IP (the “Pivot Cartagena IP Use”), as well as the JVC Intellectual Property Rights and Developments as they so desire (the “Pivot JVCIP Use”), provided that a reasonable compensation, as mutually agreed upon by the Parties, is provided to Cartagena by Pivot in exchange for such Pivot Cartagena IP Use or Pivot JVCIP Use. So long as the termination of this Agreement is not due to Pivot’s material breach of this Agreement , Cartagena acknowledges and agrees to provide and make available to Pivot with the Cartagena IP required by Pivot, upon the price and frequency as so agreed upon by the Participants. For greater certainty, a failure by the Participants to reach an agreement in regards to a reasonable compensation for the Pivot JVCIP Use is not a Dispute for the purposes of ARTICLE 16 and is not subject to the arbitration provisions set out in that Article; and

B.	Cartagena or its affiliates will have full rights to use, license, sublicense, create Improvements to the Pivot IP (the “Cartagena Pivot IP Use”), as wells as the JVC Intellectual Property Rights and Developments as they so desire (the “Cartagena JVCIP Use”), provided that a reasonable compensation, as mutually determined by the Parties, is provided to Pivot by Cartagena in exchange Cartagena Pivot IP Use or for such Cartagena JVCIP Use. So long as the termination of this Agreement is not due to Cartagena’s material breach of this Agreement , Pivot acknowledges and agrees to provide and make available to Cartagena with the Pivot IP required by Cartagena, upon the price and frequency as so agreed upon by the Participants. For greater certainty, a failure by the Participants to reach an agreement in regards to a reasonable compensation for the Cartagena JVCIP Use is not a Dispute for the purposes of ARTICLE 16 and is not subject to the arbitration provisions set out in that Article.

(b)	Notwithstanding Section 14.4(a)(i), to the extent any Cartagena IP has formed a part of or is necessary for Pivot’s use of any JVC Intellectual Property and Developments pursuant to Section 14.4(a)(i) (the “Required Cartagena IP”), the parties will negotiate in good faith the value of such Required Cartagena IP for which Cartagena will grant to Pivot a perpetual, royalty free, worldwide, non‑exclusive, transferable, licensable, sub‑licensable, paid‑up license to use, license and create Improvements to such Required Cartagena IP. If the parties cannot agree on an appropriate valuation for the Required Cartagena IP under the terms set forth in this Section 14.4(b), the matters will be resolved pursuant to ARTICLE 16.

(c)	Notwithstanding Section 14.4(a)(i), to the extent any Pivot IP has formed a part of or is necessary for Cartagena’s use of any JVC Intellectual Property and Developments pursuant to Section 14.4(a) (the “Required Pivot IP”), the parties will negotiate in good faith the value of such Required Pivot IP for which Pivot will grant to Cartagena a perpetual, royalty free, worldwide, non‑exclusive, transferable, licensable, sub‑licensable, paid‑up license to use, license and create Improvements to such Required Pivot IP. If the parties cannot agree on an appropriate valuation for the Required Pivot IP under the terms set forth in this Section 14.4(c), the matters will be resolved pursuant to ARTICLE 16.

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14.5 Confidential Information on Termination

On the termination of the JVC for any reason, each Participant shall use commercially reasonable efforts to destroy or return to the other Participant, as applicable, all Confidential Information in its possession that was not in its possession prior to the execution of this Agreement, except for electronically archived data protected by security measures satisfactory to the other Participant, acting reasonably. Notwithstanding the foregoing, each Participant may retain for a stated period, but not disclose to any other Person, Confidential Information retained for the limited purpose of preparing such Participant’s tax returns and defending audits, investigations and proceedings relating thereto; provided, however, that such Participant must notify the other Participant in advance of such retention and specify in such notice the period of such retention.

ARTICLE 15

LIABILITY OF PARTICIPANTS

15.1 Several Liability

The rights and obligations of the Participants under this Agreement shall in every case be several, and shall not be nor be construed to be either joint or joint and several. Except as otherwise expressed or provided in this Agreement, neither of the Participants shall have any authority to act for or assume any obligations or responsibilities on behalf of the other Participant.

15.2 Consequential Damages Excluded

Where a Participant under any provision hereof or at law is liable to the other Participant, such liability, notwithstanding any other provision hereof, shall be restricted to direct losses, claims, damages and liabilities incurred by the Participant suffering the same and no Participant shall be required to indemnify the other for indirect or consequential damages such as, but not limited to, loss of profit, interest or production.

ARTICLE 16

DISPUTE RESOLUTION

16.1 Dispute

(a)	Any disputes relating to a Major Decision of the Board of Directors or the interpretation of this Agreement (each a “Dispute”) shall initially be referred to the chief executive officer of each Participant, or its respective designee, who shall seek to resolve the dispute through good faith negotiation. If the Dispute has not been resolved between the chief executive officers of the Participants, or their respective designees, within ten (10) days, then the Dispute may, on written notice given by either Participant to the other, be submitted to the arbitration procedure set out in Section 16.2. Notwithstanding this submission, the Participants shall continue to be bound by all terms and conditions of this Agreement and shall continue to perform in accordance with this Agreement.

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(b)	For greater certainty, no failure to reach a unanimous decision with respect to any matter enumerated in Section 6.5 will be subject to this ARTICLE 16.

(c)	For greater certainty, failure by the Participants to reach an agreement regarding the reasonable compensation to be provided in exchange for the Pivot JVCIP Use or the Cartagena JVCIP Use, as the case may be, will be considered a Dispute for the purposes of this ARTICLE 16 and will be subject to the procedure set out herein.

16.2 Arbitration Procedure

(a)	Notice of arbitration of a Dispute related to a Major Decision of the Board of Directors shall be given within twenty (20) days of the date Major Decision was made by the Participant seeking arbitration serving written notice on the other Participant. Within ten (10) days of the notice of arbitration having been delivered the dispute shall be referred for resolution to a single arbitrator chosen by the Participants. If a single arbitrator cannot be agreed upon within thirty (30) days, each of the Participants shall within a further period of ten (10) days appoint a second arbitrator and the two (2) arbitrators shall promptly thereafter appoint a third arbitrator who shall be the chairman.

(b)	If the Dispute relates to a Major Decision, the arbitrator(s) shall first determine if the Major Decision has not been made in good faith and in the best interests of the JVC. If the arbitrator determines that the Major Decision was made in good faith and in the best interests of the JVC then the decision of the Board of Directors shall be affirmed. In the event that the arbitrator(s) determine that the Major Decision of the Board of Directors was not made in good faith and in the JVC’s best interests, then the arbitrator(s) shall proceed to determine the dispute and may substitute his or her decision for that of the Board of Directors, which decision shall be final and binding on the Participants.

(c)	The arbitrator(s), with the consent of the Participants, may also act as mediator(s) in seeking to resolve the Dispute.

(d)	The arbitrator(s) shall determine the rules to apply to the arbitration process but the participants agree to proceed as expeditiously as possible and, if the Dispute relates to a Major Decision of the Board of Directors, based only on the materials available to the Board of Directors at the time the Major Decision was made.

16.3 Hearing

The arbitrator(s) shall proceed immediately to hear and determine the Dispute and shall render his, her or their decision within sixty (60) days from the date of completion of argument. If notice is given by the arbitrator or chairman as to the day on which the arbitration is to commence and one (1) of the arbitrators or Participants fails to appear at it or any subsequent day of hearing, then those appearing may proceed, hear and determine the Dispute in the absence of those missing.

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16.4 Fees and Expenses

The fees and expenses of any arbitrator named by either Participant shall be paid by that Participant, and the fees and expenses of the third arbitrator or the single arbitrator shall be paid by each Participant in their Proportionate Interests. Each Participant shall pay its own fees and expenses of counsel and any consultants retained for the arbitration and any other expenses whatsoever relating to the arbitration.

16.5 Award

The arbitrator(s)’ award be in writing and signed by the arbitrator(s) or a majority of them, and shall be final and binding on the Participants and the Participants shall abide by it and perform the terms and conditions thereof. Except as provided in Section 16.4, the payment of the fees and expenses of the arbitrator(s) and fees and expenses of counsel and any consultants retained by the arbitrator(s) for the arbitration and any other expenses whatsoever relating to the arbitration shall be in accordance with the decision of the arbitrator(s) and included in the award.

16.6 Application of Arbitration Act (British Columbia)

Except where inconsistent with aforesaid provisions, the rules in the Code of Civil Procedure of Quebec shall apply to any arbitration between the Participants.

ARTICLE 17

MISCELLANEOUS

17.1 Notices

Any notice required to be given hereunder by any Participant or the JVC shall be deemed to have been properly given if:

(a)	personally delivered to the Participant or the JVC to whom it is addressed or, if such Participant or JVC is a corporation, to an officer of that corporation;

(b)	if mailed by prepaid registered mail or delivered, to the address of the Participant to whom it is intended hereinafter set forth:

(i)	if to Pivot, then:

PIVOT PHARMACEUTICALS INC. 1275 West 6th Avenue Vancouver, British Columbia Canada V6H 1A6 Attention: Dr. Patrick Frankham E-mail: pfrankham@pivotpharma.com

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(ii)	if to Cartagena, then:

(iii)	if to the JVC, then:

295 Kesmark Street, Dollard-des-Ormeaux, Quebec, Canada H9B 3J1, Attention: President

Either Participant or the JVC may change its address for notice at any time upon giving written notice to the other Participant and to the JVC; or

(c)	or transmitted by email to the email address of the Participant or the JVC to whom it is intended as the Participant or the JVC may set forth direct in writing.

Any notice transmitted by electronic means as aforesaid shall be deemed to have been received on the Business Day of which the receiving party provides receipt acknowledgement using similar electronic means. Any notice mailed shall be deemed to have been received three (3) Business Days after the date it is postmarked. Any notice personally delivered is deemed received upon delivery.

17.2 Announcements

(a)	Subject to Section 17.2(b) and Section 17.2(c), neither party shall make, or permit any Person to make, any public announcement, communication or circular (each, an “Announcement”) concerning this Agreement without the prior written consent of the other party (such consent not to be unreasonably withheld or delayed).

(b)	Where an Announcement is required by law or any governmental or regulatory authority (including any relevant stock exchange), or by any court or other authority of competent jurisdiction, the party required to make the Announcement shall promptly notify the other party. The party concerned shall make all reasonable attempts to agree on the contents of the Announcement before making it.

(c)	On execution of this Agreement, the parties shall issue a joint Announcement about the formation of the JVC in agreed form.

17.3 Waiver

No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

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17.4 Survival

ARTICLE 1, ARTICLE 3, ARTICLE 4, ARTICLE 13, ARTICLE 14, ARTICLE 15, ARTICLE 16 and ARTICLE 17 and Sections 6.8, 6.9, 6.13, 8.5, 12.2, 12.4, 12.5, and 12.6 shall survive the termination of this Agreement.

17.5 Counterparts

This Agreement may be executed in any number of counterparts with the same effect as if all Participants had all signed the same document, each of which so executed shall be deemed to be an original and such counterparts together shall be one and the same instrument. The delivery of an executed counterpart copy of this Agreement by electronic transmission in portable document format (PDF) shall be deemed to be the equivalent of the delivery of an original executed copy.

17.6 Further Assurances

Each Participant to this Agreement, from time to time hereafter and throughout the term of this Agreement, shall upon any reasonable request promptly execute and deliver all such documents, instruments and assurances and do all such other acts and things as may be lawful and within its power to do in order to more effectually implement and carry out the provisions and the true intent of this Agreement.

17.7 Expenses

Except as otherwise specifically provided in this Agreement, each of the Participants hereto shall bear its own expenses (including those of counsel, accountants and advisers) incurred in connection with this Agreement and the transactions contemplated by this Agreement.

17.8 Assignment

(a)	No party may assign, transfer, mortgage, charge, sub-contract, declare a trust over or deal in any other manner with any of its rights or delegate any of its obligations hereunder without the prior written consent of the other parties, which consent will not be unreasonably withheld or delayed. Any purported assignment or delegation in violation of this Section 17.8(a) shall be null and void. No assignment or delegation shall relieve the assigning or delegating party of any of its obligations hereunder.

(b)	Each party confirms that it is acting on its own behalf and not for the benefit of any other Person.

17.9 Modification and Waiver

(a)	This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.

(b)	No waiver by any party of any of the provisions hereof is effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party will operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement will operate or be construed as a waiver thereof; nor will any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

(c)

A Person that waives any right or remedy provided under this Agreement or by law in relation to one Person or takes or fails to take any action against that Person, does not affect its rights or remedies in relation to any other Person.

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17.10 Good Faith

(a)	All transactions entered into between either party or any body corporate Controlled by it and the JVC shall be conducted in good faith and on the basis set out or referred to in this Agreement or, if not provided for in this Agreement, as may be agreed by the parties and, in the absence of such agreement, on an arm’s length basis.

(b)	Each party shall, at all times, act in good faith towards the other and shall use all reasonable endeavours to ensure that this Agreement is observed.

(c)	Each party shall do all things necessary and desirable to give effect to the spirit and intention of this Agreement.

17.11 Language

(a)	The parties have required that this Agreement and all documents and notices resulting from it be drawn up in English. Les parties aux présents ont exigés que la présente convention ainsi que tous les documents et avis qui s’y rattachent ou qui en découleront soit rédigés en la langue anglaise.

(b)	If this agreement is translated into any language other than English, the English language version shall prevail.

17.12 Enurement

This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

[signature page follows]

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IN WITNESS WHEREOF the parties hereto have executed this Agreement this ____ day of _________________, 2018.

PIVOT PHARMACEUTICALS INC.

Per:
Authorized Signatory

9387-5912 QUÉBEC INC. d.b.a. Cartagena Leaf

Per:
Authorized Signatory

PIVOT-CARTAGENA JOINT VENTURE INC.

Per:
Authorized Signatory

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Schedule “A”

IP Products

Any alcoholic or non-alcoholic beverages containing CBD, CBD:THC , or THC, as and where regulations permit.

A-1

Schedule “B”

Cartagena IP

B-1

Schedule “C”

Pivot IP

C-1

Schedule “D”

Articles and Bylaws of the JVC

D-1

Schedule “E”

Service Agreement

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This Agreement dated for reference this _____ day of _______________, 2018 (the “Effective Date”).

SERVICES AGREEMENT

Between:

Pivot Pharmaceuticals Inc.

a British Columbia company with an address of 1275 West 6th Avenue, Vancouver, British Columbia, Canada

(“Consultant”)

and

Pivot-Cartagena Joint Venture Corporation

(the “JVC”)

(each a “Party” and collectively the “Parties”)

WHEREAS:

A.	The Consultant is skilled in the provision of accounting, financial management, and other services relating to the development and implementation of JVC projects;

B.	Pivot Pharmaceuticals Inc. (“Pivot”) and 9387-5912 Quebec Inc. d.b.a. Cartagena Leaf (“Cartagena”) have formed the JVC (the “JV Partners”) as at the date hereof;

C.	The JVC wishes to formulate, bottle and commercialize bio-cannabis based beverages (the “Business”);

D.	The JVC wishes to engage the Consultant to provide the services set out in this Agreement in furtherance of its Business;

NOW THEREFORE, this Agreement witnesses that for and in consideration of the mutual promises, covenants and agreements as hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the Parties, the Parties agree as follows:

Article I - Term

From and after the date set out above, the Consultant shall provide the Services to the JVC pursuant to the terms and conditions as hereafter set forth for a term of two (2) years from the Effective Date and expiring on _____________, 201___ (the “Initial Term”).

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Article II - Renewal of Term

2.1	On expiration of the Initial Term, this Agreement shall renew for a further term of one (1) year, and shall further renew for further terms of one (1) year each (the “Subsequent Term” or “Terms”), on the same terms and conditions as set out in this Agreement, PROVIDED THAT either Party, no less than (ninety) 90 days before the expiration of the Initial Term, or any subsequent term, may provide to the other Party written notice of termination of this Agreement, and in such an event, this Agreement shall expire on the last day of the then subsisting term.

Article III - Services to be provided by the Consultant to the JVC

3.1	During the Initial Term and any subsequent term(s), the Consultant shall provide services to the JVC as described below, which shall include, but not be limited to, the following:

3.1.1	manage the day to day business of the JVC including monitoring, controlling, and directing the financial business and operational affairs of the JVC;

3.1.2	provide all necessary office and administrative support to the JVC until such time as the JVC has developed its own infrastructure, if applicable;

3.1.3	so far as reasonably necessary for the proper and expeditious carrying out of the Work, liaise with and co‑ordinate the activities of third parties;

3.1.4	procure the provision of such technical assistance as the Board of Directors may, from time to time, decide is necessary or desirable;

3.1.5	convene meetings of the Board of Directors to be held in accordance with the provisions of Article 6 herein and prepare the minutes of meetings of the Board of Directors and distribute copies to each member thereof;

3.1.6	provide bookkeeping, accounting, cost control and reporting systems;

3.1.7	set up and operate a filing system and archives for the correspondence, accounts and other documents of the JVC for the legally required period;

3.1.8	arrange and maintain bank accounts, insurance, guarantees, and other financial requirements for the operation of the JVC; and

3.1.9	assisting the JVC in hiring and communicating with production and administration staff and the accountants and/or auditors of the JVC in relation to their accounting/auditing services, including the preparation of the audited or reviewed annual financial statements of the JVC, if applicable; (collectively, the “Services”).

3.2	In providing the Services, the Consultant shall use appropriate professional skill, diligence and care to ensure that the Services are provided to the reasonable satisfaction of the JVC and perform such services in a diligent manner. The Consultant shall comply with all applicable laws, regulations, rules, codes, orders and standards imposed by the applicable federal, provincial or local government authorities with respect to the provision of any services.

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3.3	The Consultant shall not enter into any contracts or undertakings with, or carry out transactions with any Affiliate of the Consultant without advance notice to the JVC. Where an Affiliate of the Consultant assists the Consultant in the provision of the Services, the Consultant shall only pay such Affiliate for its direct costs of goods and services, without any surcharge for expenses or profit. The JVC shall have the right to review and take copies of the books and records of the Consultant, and any Affiliate of the Consultant that provides services to the Consultant, but only those books and records which are related to the provision of the Services.

Article IV - Compensation

4.1	The Consultant, in relation to a specific work performed for the JVC, shall be entitled to be paid its reasonably incurred direct costs, outlays, disbursements and expenditures, actually paid or incurred by the Consultant in relation to providing the Services in relation to the Business and other costs directly incurred for the benefit of the JVC.

4.2	Invoiced rates for Consultant personnel work will be charged at $_________.

4.3	Prior to January 31 in each year of this Agreement, the Consultant shall prepare a detailed reconciliation of all costs and charges incurred by the Consultant in provision of the Services pursuant to 4.1, and issue an invoice to the JVC for such amounts.

Article V - Indemnification

5.1	The JVC shall indemnify and save harmless the Consultant from any and all claims, demands, suits, penalties, losses, costs damages and expenses, including legal fees on a solicitor and own client basis, that may be made against the Consultant arising from, or relating to, any breach of this Agreement by the JVC or the JVC’s negligence, fraud, or failure to act in good faith.

5.2	The Consultant shall indemnify and save harmless the JVC from and against any and all claims, demands, suits, penalties, losses, costs, damages and expenses, including legal fees on a solicitor and own client basis, that the JVC may suffer, sustain or incur by reason of the Consultant’s negligence, fraud, failure to act in good faith, or breach of this Agreement.

5.3	In no event shall either Party be liable to the other for any special, indirect, incidental or consequential damages, including failure to realize expected savings or loss of profit.

Article VI - Notice

6.1	Any notice in writing required or permitted to be given to either Party hereunder will be sufficiently given if served personally or mailed by registered mail postage prepaid addressed to the Party at the address set out above.

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6.2	Any such notice mailed as aforesaid will be deemed to have been received on the seventh business day following the date of mailing. Either Party may at any time change the address for service by giving notice to the other Party.

Article VII - Mediation I Arbitration

7.1	The Parties will endeavour to resolve any disputes by negotiations; however, if a dispute is not resolved by negotiation within 10 days of commencing negotiations, the JVC and the Consultant will forthwith submit the dispute to a mediator who is acceptable to both Parties and whose expenses will be shared equally by them.

Article VIII - General

8.1	This Agreement constitutes the entire agreement between the Parties with respect to the matters contained herein. The Parties agree that they have not relied upon any verbal statements, representations, warranties or undertakings in order to enter into this Agreement.

8.2	This Agreement may not be assigned by either Party without the prior written consent of the other Party; such consent may not be unreasonably withheld.

8.3	This Agreement may not be amended or modified in any way except by written instrument signed by the Parties hereto.

8.4	This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective legal personal representatives, successors and permitted assigns.

8.5	If any provision or part provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions or part provisions of this Agreement shall not in any way be affected or impaired thereby.

8.6	The waiver by either Party of any breach of the provisions of this Agreement shall not operate or be construed as a waiver by that Party of any other breach of the same or any other provision of this Agreement.

8.7	This Agreement will be governed by the laws of the Province of Quebec, Canada.

8.8	Except as specifically altered in this Agreement nothing in this Agreement shall detract from, alter, modify or amend any obligations or duties owed by the JVCto the Consultant pursuant to any statute, law or regulation or at common law or equity.

8.9	The parties have required that this Agreement and all documents and notices resulting from it be drawn up in English. Les parties aux présents ont exigés que la présente convention ainsi que tous les documents et avis qui s’y rattachent ou qui en découleront soit rédigés en la langue anglaise.

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